     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 21, 2001
                                                       REGISTRATION NO. 333-____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933


                             BROOKS AUTOMATION, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                                       04-3040660
(STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NUMBER)

      15 ELIZABETH DRIVE, CHELMSFORD, MASSACHUSETTS 01824 - (978) 262-2400 (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ROBERT J. THERRIEN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             BROOKS AUTOMATION, INC.
                               15 ELIZABETH DRIVE,
                         CHELMSFORD, MASSACHUSETTS 01824
                                 (978) 262-2400
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                            LAWRENCE M. LEVY, ESQUIRE
                         BROWN, RUDNICK, FREED & GESMER
                              ONE FINANCIAL CENTER
                                BOSTON, MA 02111
                                 (617) 856-8200

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
[ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                          Calculation of Registration Fee
Title of Each Class of       Amount of Shares to be  Proposed Maximum             Proposed Maximum
Securities to be Registered  Registered              Offering Price per Share (1) Aggregate Offering Price (1)    Registration Fee
---------------------------  ----------------------  ------------------------     ------------------------        ----------------
Common Stock, par value         423,369 shares (2)               $44.50                $18,839,920.50                 $4,709.98
$.01
Preferred Share Purchase
 Rights (3)                     423,369 (3)                          --                            --                        --


(1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices for the Common Stock as reported on the Nasdaq Stock Market on August 16, 2001, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(2) Such presently indeterminable number of additional shares of common stock are registered hereunder as may be issued in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, stock combination or other similar changes in the common stock.

(3) On July 23, 1997, the Board of Directors of the Registrant declared a dividend of one preferred share purchase right for each share of common stock outstanding on August 21, 1997. The 423,369 rights registered by this Registration Statement represent one right issued in connection with each share of common stock. Such presently indeterminable number of rights are also registered by this Registration Statement as may be issued in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in common stock. The rights are not separately transferable apart from the common stock, nor are they exercisable until the occurrence of certain events. Accordingly, no independent value has been attributed to the rights.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.

                                                          Subject to Completion,
                                                           Dated August 21, 2001

                             BROOKS AUTOMATION, INC.

                                  COMMON STOCK

                                 423,369 SHARES


         The selling stockholders are selling all of the shares of common stock offered by this prospectus. We will not receive any of the proceeds from the sale of these shares.

         The selling stockholders may offer the common stock through public or private transactions, at prevailing market prices, or at privately negotiated prices.

         Our common stock is quoted on the Nasdaq National Market under the symbol "BRKS". On August 20, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $43.51 per share.

         INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    This prospectus is dated _________, 2001.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY ................................................          1


RISK FACTORS ......................................................          2


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS .................         11


USE OF PROCEEDS ...................................................         12


SELLING STOCKHOLDERS ..............................................         12


PLAN OF DISTRIBUTION ..............................................         14


LEGAL MATTERS .....................................................         15


EXPERTS ...........................................................         15


WHERE YOU CAN FIND MORE INFORMATION ...............................         15


    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

         This summary provides an overview of selected information and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the financial data, related notes and the information we have incorporated by reference before making an investment decision.

                                  ABOUT BROOKS

         We are a leading supplier of integrated tool and factory automation solutions for the global semiconductor manufacturing and related industries. We have distinguished ourselves as a technology and market leader, particularly in the demanding cluster-tool vacuum-processing environment and in integrated factory automation software applications. Our automation solutions are designed to optimize equipment and factory productivity. These solutions include tool automation modules, complete semiconductor wafer handling systems, factory interface solutions and automation software and integration services.

         We are a Delaware corporation. Our principal offices are located at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824 and our telephone number is
(978) 262-2400. Our corporate website is www.brooks.com. The information on our website is not incorporated by reference in this prospectus.

                                  THE OFFERING

         The selling stockholders may offer and sell up to 423,369 shares of our common stock under this prospectus. The first selling stockholder, KLA-Tencor Technologies Corporation, a wholly-owned subsidiary of KLA-Tencor Corporation, obtained shares offered by this prospectus in connection with our acquisition of the e-diagnostics infrastructure assets of KLA-Tencor Corporation and the selling stockholder on June 26, 2001. The second selling stockholder, Ben Mahy, obtained shares offered by this prospectus in connection with our acquisition of SimCon, N.V. on May 15, 2001 The other selling stockholders, the former stockholders of CCS Technology, Inc., obtained shares offered by this prospectus in connection with our acquisition of CCS Technology, Inc. on June 25, 2001.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline and you could lose all or part of the money you paid to buy our common stock.

    This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

                     RISK FACTORS RELATING TO OUR OPERATIONS

THE CYCLICAL DEMAND OF SEMICONDUCTOR MANUFACTURERS AFFECTS OUR OPERATING
RESULTS.

    Our business is significantly dependent on capital expenditures by semiconductor manufacturers. The level of semiconductor manufacturers' capital expenditures is dependent on the current and anticipated market demand for semiconductors. The semiconductor industry is cyclical and is currently experiencing a downturn. We anticipate we will have lower shipments of our products during the next few quarters. Despite this expected reduced volume, we plan to continue to invest in those areas which we believe are important to our long-term growth, such as our infrastructure, customer support and new product development. As a result, consistent with our experience with downturns in the past, we believe the existing industry downturn will lead to reduced revenues for us and may cause us to incur losses.

OUR SALES VOLUME DEPENDS ON THE SALES VOLUME OF OUR ORIGINAL EQUIPMENT MANUFACTURER CUSTOMERS AND ON INVESTMENT IN MAJOR CAPITAL EXPANSION PROGRAMS BY SEMICONDUCTOR MANUFACTURING COMPANIES.

    We sell a majority of our tool automation products to original equipment manufacturers that incorporate our products into their equipment. Therefore, our revenues are directly dependent on the ability of these customers to develop, market and sell their equipment in a timely, cost-effective manner. We also generate significant revenue in from large orders by semiconductor manufacturing companies that build new plants or invest in major automation retrofits. Our revenue is dependent, in part, on continued capital investment of semiconductor manufacturing companies.

WE RELY ON A SMALL NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR REVENUES.

    We receive a significant portion of our revenues in each fiscal period from a limited number of customers. The loss of one or more of these major customers, or a decrease in orders by one or more customers, would adversely affect our business. Sales to our ten largest customers accounted for approximately 42% of total revenues in the nine months ended June 30, 2001 and 43% of total revenues in fiscal 2000. Sales to Lam Research Corporation, our largest customer, accounted for approximately 9% of our total revenues for the nine months ended June 30, 2001 and for the fiscal year ended September 30, 2000.

DELAYS IN OR CANCELLATION OF SHIPMENT OF A FEW OF OUR LARGE ORDERS COULD SUBSTANTIALLY DECREASE OUR REVENUES.

    Historically, a substantial portion of our quarterly and annual revenues has come from sales of a small number of large orders. These orders consist of products with high selling prices compared to our other products. As a result, the timing of when we recognize revenue from one of these large orders can have a significant impact on our total revenues and operating results for a particular period. Our operating results could be harmed if a small number of large orders are canceled or rescheduled by customers or cannot be filled due to delays in manufacturing, testing, shipping or product acceptance.

WE HAVE SIGNIFICANT FIXED COSTS WHICH ARE NOT EASILY REDUCED IF REVENUES FALL BELOW EXPECTATIONS.

    Our expense levels are based in part on our future revenue expectations. Many of our expenses, particularly those relating to capital equipment and manufacturing overhead, are relatively fixed. If we do not meet our sales goals we may be unable to rapidly reduce these fixed costs. Our ability to reduce expenses is further constrained because we must continue to invest in research and development to maintain our competitive position and to maintain service and support for our existing global customer base. Accordingly, if we suffer an unexpected downturn in revenue, our inability to reduce fixed costs rapidly could increase the adverse impact on our operations.

OUR LENGTHY SALES CYCLE REQUIRES US TO INCUR SIGNIFICANT EXPENSES WITH NO ASSURANCE THAT WE WILL GENERATE REVENUE.

    Our tool automation products are generally incorporated into original equipment manufacturer equipment at the design stage. To obtain new business from our original equipment manufacturer customers, we must develop products for selection by a potential customer at the design stage. This often requires us to make significant expenditures, without any assurance of success. The original equipment manufacturer's design decisions often precede the generation of volume sales, if any, by a year or more. We also must complete successfully a lengthy evaluation and proposal process before we can achieve volume sales of our factory automation software to our factory automation customers. We cannot guarantee that we will continue to achieve design wins or satisfy evaluations by our end-user customers of our software. We cannot guarantee that the equipment manufactured by our original equipment manufacturing customers will be commercially successful. If we or our original equipment manufacturing customers fail to develop and introduce new products successfully and in a timely manner, our business and financial results will suffer.

OUR INTERNATIONAL BUSINESS OPERATIONS EXPOSE US TO A NUMBER OF DIFFICULTIES IN COORDINATING OUR ACTIVITIES ABROAD AND IN DEALING WITH MULTIPLE REGULATORY ENVIRONMENTS.

    Approximately 48% of our total revenues in the nine months ended June 30, 2001, and 49% of our total revenues in fiscal 2000, were derived from customers located outside North America. We anticipate that international sales will continue to account for a significant portion of our revenues. Our vendors are located in several different foreign countries. As a result of our international business operations, we are subject to various risks, including:

   - difficulties in staffing and managing operations in multiple locations in many countries;

   - challenges presented by collecting trade accounts receivable in foreign jurisdictions;

    - possible adverse tax consequences;

    - governmental currency controls;

    - changes in various regulatory requirements;

    - political and economic changes and disruptions; and

    - export/import controls and tariff regulations.

    To support our international customers, we maintain locations in several countries, including Canada, Germany, Japan, Malaysia, Singapore, South Korea, Taiwan and the United Kingdom. We cannot guarantee that we will be able to manage these operations effectively. We cannot assure you that our investment in these international operations will enable us to compete successfully in international markets or to meet the service and support needs of our customers, some of whom are located in countries where we have no infrastructure.

    Although our international sales are primarily denominated in U.S. dollars, changes in currency exchange rates can make it more difficult for us to compete with foreign manufacturers on price. If our international sales increase relative to our total revenues, these factors could have a more pronounced effect on our operating results.

WE MUST CONTINUALLY IMPROVE OUR TECHNOLOGY TO REMAIN COMPETITIVE.

    Technology changes rapidly in the semiconductor, data storage and flat panel display manufacturing industries. We believe our success depends in part upon our ability to enhance our existing products and to develop and market new products to meet customer needs. We cannot guarantee that we will identify and adjust to changing market conditions or succeed in introducing commercially rewarding products or product enhancements. The success of our product development and introduction depends on a number of factors, including:

    - accurately identifying and defining new market opportunities and products;

    - completing and introducing new product designs in a timely manner;

    - market acceptance of our products and our customers' products;

    - development of a comprehensive, integrated product strategy; and

    - efficient implementation and installation services.

WE FACE SIGNIFICANT COMPETITION WHICH COULD RESULT IN DECREASED DEMAND FOR OUR PRODUCTS OR SERVICES.

    The markets for our products are intensely competitive and we may be unable to compete successfully. We believe that our primary competition in the tool automation market is from integrated original equipment manufacturers that satisfy their semiconductor and flat panel display handling needs internally rather than by purchasing systems or modules from an independent supplier like us. Many of these original equipment manufacturers have substantially greater resources than we do. Applied Materials, Inc., the leading process equipment original equipment manufacturer, develops and manufactures its own central wafer handling systems and modules. We may not be successful in selling our products to original equipment manufacturers that internally satisfy their wafer or substrate handling needs, regardless of the performance or the price of our products. Moreover, integrated original equipment manufacturers may begin to commercialize their handling capabilities and become our competitors.

    We believe that the primary competitive factors in the end-user semiconductor manufacturer market for factory automation software and process control software are product functionality, price/performance, ease of use, ease of integration, hardware and software platform compatibility, vendor reputation and financial stability. The relative importance of these competitive factors may change over time. We directly compete in this market with various competitors, including Applied Materials-Consilium, PRI, IBM and numerous small, independent software companies. We also compete with the in-house software staffs of semiconductor manufacturers like NEC. Most of those manufacturers have substantially greater resources than we do.

    We believe that the primary competitive factors in the factory interface market are technical and technological capabilities, reliability, price/performance, ease of integration and global sales and support capability. In this market, we compete directly with Asyst, Fortrend, Kensington and Rorze. Some of these competitors have substantial financial resources and extensive engineering, manufacturing and marketing capabilities.

MUCH OF OUR SUCCESS AND VALUE LIES IN OUR OWNERSHIP AND USE OF INTELLECTUAL PROPERTY AND OUR FAILURE TO PROTECT THAT PROPERTY COULD ADVERSELY AFFECT OUR FUTURE GROWTH.

    Our ability to compete is heavily affected by our ability to protect our intellectual property. We rely primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks and licensing arrangements to protect our intellectual property. The steps we have taken to protect our technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Our patents could be invalidated or circumvented. The laws of certain foreign countries in which our products are or may be developed, manufactured or sold may not fully protect our products or intellectual property rights. This may make the possibility of piracy of our technology and products more likely. We cannot guarantee that the steps we have taken to protect our intellectual property will be adequate to prevent misappropriation of our technology. There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. We may engage in litigation to:

    -   enforce our patents;

    - protect our trade secrets or know-how;

    - defend ourselves against claims alleging we infringe the rights of others; or

    - determine the scope and validity of the patents or intellectual property rights of others.

Any litigation could result in substantial cost to us and divert the attention of our management, which could harm our operating results and our ability to grow.

OUR OPERATIONS COULD INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

    Particular aspects of our technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business. We cannot predict the extent to which we may be required to seek licenses or alter our products so that they no longer infringe the rights of others. We cannot guarantee that the terms of any licenses we may be required to seek will be reasonable. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical or could detract from the value of our products.

OUR BUSINESS MAY BE HARMED BY INFRINGEMENT CLAIMS OF GENERAL SIGNAL OR APPLIED MATERIALS.

    We received notice from General Signal Corporation alleging certain of our products infringed its patent rights. The notification advised us that General Signal was attempting to enforce its rights to those patents in litigation against Applied Materials, and that, at the conclusion of that litigation, General Signal intended to enforce its rights against us and others. According to a press release issued by Applied Materials in November 1997, Applied Materials settled its litigation with General Signal by acquiring ownership of five General Signal patents. Although not verified by us, these five patents would appear to be the patents referred to by General Signal in its prior notice to us. Applied Materials has not contacted us regarding these patents.

WE DO NOT HAVE LONG-TERM CONTRACTS WITH OUR CUSTOMERS AND OUR CUSTOMERS MAY CEASE PURCHASING OUR PRODUCTS AT ANY TIME.

    We generally do not have long-term contracts with our customers. As a result, our agreements with our customers do not provide any assurance of future sales. Accordingly:

    - our customers can cease purchasing our products at any time without penalty;

    -   our customers are free to purchase products from our competitors;

    -   we are exposed to competitive price pressure on each order; and

    -   our customers are not required to make minimum purchases.

OUR OPERATING RESULTS WOULD BE HARMED IF ONE OF OUR KEY SUPPLIERS FAILS TO DELIVER COMPONENTS FOR OUR PRODUCTS.

    We currently obtain many of our components on an as needed, purchase order basis. We do not have any long-term supply contracts with our vendors. When demand for semiconductor manufacturing equipment increases, our suppliers face significant challenges in providing components on a timely basis. Our inability to obtain components in required quantities or of acceptable quality could result in significant delays or reductions in product shipments. This would materially and adversely affect our operating results.

RISING ENERGY COSTS IN CALIFORNIA MAY RESULT IN INCREASED OPERATING EXPENSES AND REDUCED NET INCOME.

    California is currently experiencing an energy crisis. As a result, energy costs in California, including natural gas and electricity, may rise significantly over the next several months relative to the rest of the United States. Because we maintain one of our manufacturing facilities in Southern California, our operating expenses with respect to that facility may increase if this trend continues. If we cannot pass along these costs to our customers, our margins will suffer and our net income could decrease.

OUR FUTURE GROWTH COULD BE HARMED IF THE COMMERCIAL ADOPTION OF 300MM WAFER TECHNOLOGY CONTINUES TO PROGRESS SLOWLY OR IS NOT ADOPTED BY THE INDUSTRY.

    Our future growth relies in part on the adoption of new systems and technologies to automate the processing of 300mm wafers. However, the industry transition from the current, widely used 200mm manufacturing technology to 300mm manufacturing technology is occurring more slowly than expected. A significant delay in the adoption of 300mm manufacturing technology, or the failure of the industry to adopt 300mm manufacturing technology, could significantly reduce our opportunities for future growth. Moreover, continued delay in transition to 300mm technology could permit our competitors to introduce competing or superior 300mm products at more competitive prices. As a result of these factors, competition for 300mm orders could become vigorous and could harm our results of operations.

OUR RECENT RAPID GROWTH IS STRAINING OUR OPERATIONS AND REQUIRING US TO INCUR COSTS TO UPGRADE OUR INFRASTRUCTURE.

    During the last calendar year, we have experienced extremely rapid growth in our operations, the number of our employees, our product offerings and the geographic area of our operations. Our growth has placed a significant strain on our management, operations and financial systems. Our future operating results will be dependent in part on our ability to continue to implement and improve our operating and financial controls and management information systems. If we fail to manage our growth effectively, our financial condition, results of operations and business could be harmed.

WE MAY BE UNABLE TO RECRUIT AND RETAIN NECESSARY PERSONNEL BECAUSE OF INTENSE COMPETITION FOR HIGHLY SKILLED PERSONNEL.

    We need to retain a substantial number of employees with technical backgrounds for both our hardware and software engineering and support staffs. The market for these employees is intensely competitive, and we have occasionally experienced delays in hiring these personnel. Due to the cyclical nature of the demand for our products and the current downturn in the semiconductor market, we recently reduced our workforce by approximately 4% as a cost reduction measure. If the semiconductor market experiences an upturn, we may need to rebuild our workforce. Due to the competitive nature of the labor markets in which we operate, this type of employment cycle increases our risk of not being able to retain and recruit key personnel. Our inability to recruit, retain and train adequate numbers of qualified personnel on a timely basis could adversely affect our ability to develop, manufacture, install and support our products.

OUR SYSTEMS INTEGRATION SERVICES BUSINESS HAS GROWN SIGNIFICANTLY RECENTLY AND OUR POOR EXECUTION OF THOSE SERVICES COULD ADVERSELY IMPACT OUR OPERATING RESULTS.

    The number of projects we are pursuing for our systems integration services business has grown significantly recently. This business consists of integrating combinations of our software and hardware products to provide more comprehensive solutions for our end-user customers. The delivery of these services typically is complex, requiring that we coordinate personnel with varying technical backgrounds in performing substantial amounts of services in accordance with timetables. We are in the early stages of developing this business and we are subject to the risks attendant to entering a business in which we have limited direct experience. In addition, our ability to supply these services and increase our revenues is limited by our ability to retain, hire and train systems integration personnel. We believe that there is significant competition for these personnel with the advanced skills and technical knowledge that we need. Some of our competitors may have greater resources to hire personnel with that skill and knowledge. Our operating margins could be adversely impacted if we do not effectively hire and train additional personnel or deliver systems integration services to our customers on a satisfactory and timely basis consistent with our budgets.

CHANGES TO ACCOUNTING STANDARDS AND RULES COULD ADVERSELY AFFECT THE TIMING OF WHEN WE RECOGNIZE REVENUE.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, or SAB 101, "Revenue Recognition in Financial Statements". SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. While we have not fully assessed the impact on us of the adoption of SAB 101, it may require a portion of our quarterly revenues to be deferred. Any change in our revenue recognition policy resulting from the implementation of SAB 101 would be reported as a change in accounting principle in the quarter in which we implemented SAB 101, with a cumulative adjustment in that quarter to reflect the effect of the change. As a result, while SAB 101 would not affect the fundamental aspects of our operations as measured by our shipments and cash flows, implementation of SAB 101 could have an adverse affect on our reported results of operations in the quarter that SAB 101 is implemented.

                   RISK FACTORS RELATING TO OUR ACQUISITIONS

OUR BUSINESS COULD BE HARMED IF WE FAIL TO ADEQUATELY INTEGRATE THE OPERATIONS OF OUR ACQUISITIONS.

    Our management must devote substantial time and resources to the integration of the operations of our acquired businesses with our core business and with each other. If we fail to accomplish this integration efficiently, we may not realize the anticipated benefits of our acquisitions. The process of integrating supply and distribution channels, research and development initiatives, computer and accounting systems and other aspects of the operation of our acquired businesses, presents a significant challenge to our management. This is compounded by the challenge of simultaneously managing a larger entity. We have completed a number of acquisitions in a short period of time. These businesses have operations and personnel located in Asia, Europe and the United States and present a number of additional difficulties of integration, including:

    -   assimilating products and designs into integrated solutions;

    - informing customers, suppliers and distributors of the effects of the acquisitions and integrating them into our overall operations;

    -   integrating personnel with disparate business backgrounds and cultures;

    -   defining and executing a comprehensive product strategy;

    -   managing geographically remote units;

    - managing the risks of entering markets or types of businesses in which we have limited or no direct experience; and

    -   minimizing the loss of key employees of the acquired businesses.

    If we delay the integration or fail to integrate an acquired business or experience other unforeseen difficulties, the integration process may require a disproportionate amount of our management's attention and financial and other resources. Our failure to adequately address these difficulties could harm our business and financial results.

OUR BUSINESS MAY BE HARMED BY ACQUISITIONS WE COMPLETE IN THE FUTURE.

    We plan to continue to pursue additional acquisitions of related businesses. Our identification of suitable acquisition candidates involves risks inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including the effects of the possible acquisition on our business, diversion of our management's attention and risks associated with unanticipated problems or latent liabilities. If we are successful in pursuing future acquisitions, we will be required to expend significant funds, incur additional debt or issue additional securities, which may negatively affect our results of operations and be dilutive to our stockholders. If we spend significant funds or incur additional debt, our ability to obtain financing for working capital or other purposes could decline and we may be more vulnerable to economic downturns and competitive pressures. We cannot guarantee that we will be able to finance additional acquisitions or that we will realize any anticipated benefits from acquisitions that we complete. Should we successfully acquire another business, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing business.

                   RISK FACTORS RELATING TO OUR COMMON STOCK

OUR OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, WHICH COULD NEGATIVELY IMPACT OUR BUSINESS AND OUR STOCK PRICE.

    Our margins, revenues and other operating results can fluctuate significantly from quarter to quarter depending upon a variety of factors, including:

    - the level of demand for semiconductors in general;

    - cycles in the market for semiconductor manufacturing equipment and automation software;

    - the timing and size of orders from our customer base;

    - our ability to manufacture, test and deliver products in a timely and cost-effective manner;

    - our success in winning competitions for orders;

    - the timing of our new product announcements and releases and those of our competitors;

    - the mix of products we sell;

    - competitive pricing pressures; and

    - the level of automation required in fab extensions, upgrades and new facilities.

    We entered the factory automation software business in fiscal 1999. We believe a substantial portion of our revenues from this business will be dependent on achieving project milestones. As a result, our revenue from this business will be subject to fluctuations depending upon a number of factors, including whether we can achieve project milestones on a timely basis, if at all, as well as the timing and size of projects.

OUR STOCK PRICE IS VOLATILE.

    The market price of our common stock has fluctuated widely. For example, between April 4, 2001 and April 30, 2001, the closing price of our common stock rose from approximately $35.45 to $62.61 per share and between July 17, 2000 and August 10, 2000, the price of our common stock dropped from approximately $68.00 to $35.38 per share. Consequently, the current market price of our common stock may not be indicative of future market prices, and we may be unable to sustain or increase the value of an investment in our common stock. Factors affecting our stock price may include:

    - variations in operating results from quarter to quarter;

    - changes in earnings estimates by analysts or our failure to meet analysts' expectations;

    - changes in the market price per share of our public company customers;

    - market conditions in the industry;

    - general economic conditions;

    - low trading volume of our common stock; and

    - the number of firms making a market in our common stock.

    In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of the securities of high technology companies like us. These market fluctuations could adversely affect the market price of our common stock.

BECAUSE A LIMITED NUMBER OF STOCKHOLDERS, INCLUDING A MEMBER OF OUR MANAGEMENT TEAM, OWN A SUBSTANTIAL NUMBER OF OUR SHARES AND ARE PARTIES TO VOTING AGREEMENTS, DECISIONS MADE BY THEM MAY BE DETRIMENTAL TO YOUR INTERESTS.

    By virtue of their stock ownership and voting agreements, Robert J. Therrien, our president and chief executive officer, Jenoptik AG and Daifuku America Corporation have the power to significantly influence our affairs and are able to influence the outcome of matters required to be submitted to stockholders for approval, including the election of our directors, amendments to our certificate of incorporation, mergers, sales of assets and other acquisitions or sales. We cannot assure you that these stockholders will not exercise their influence over us in a manner detrimental to your interests. As of May 9, 2001, Mr. Therrien holds approximately 5.8% of our common stock, M+W Zander Holding GmbH, a subsidiary of Jenoptik AG, holds approximately 4.5% of our common stock and Daifuku America Corporation, the U.S. affiliate of Daifuku Co. Ltd. of Japan, holds approximately 1.6% of our common stock. Collectively, these stockholders hold approximately 11.9% of our outstanding common stock.

    On September 30, 1999 we entered into a stockholders agreement with Mr. Therrien, M+W Zander Holding GmbH and Jenoptik AG. This agreement was amended on October 16, 2000. Under the amended agreement, M+W Zander Holding GmbH agreed to vote all of its shares on all matters in accordance with the recommendation of a majority of our board of directors.

    On January 6, 2000, in connection with our acquisition of Auto-Soft Corporation and AutoSimulations, Inc. from Daifuku America Corporation, we entered into a stockholders agreement with Daifuku America Corporation and Daifuku Co., Ltd. Under the stockholders agreement, Daifuku agreed to vote all of its shares of our common stock at each meeting of our stockholders in accordance with the recommendation of our board of directors.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND CONTRACTS MAY DISCOURAGE TAKEOVER OFFERS AND MAY LIMIT THE PRICE INVESTORS WOULD BE WILLING TO PAY FOR OUR COMMON STOCK.

    Our certificate of incorporation and bylaws contain provisions that may make an acquisition of us more difficult and discourage changes in our management. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, we have adopted a rights plan. In many potential takeover situations, rights issued under the plan become exercisable to purchase our common stock at a price substantially discounted from the then applicable market price of our common stock. Because of its possible dilutive effect to a potential acquiror, the rights plan would generally discourage third parties from proposing a merger with or initiating a tender offer for us that is not approved by our board of directors. Accordingly, the rights plan could have an adverse impact on our stockholders who might want to vote in favor of the merger or participate in the tender offer. In addition, shares of our preferred stock may be issued upon terms the board of directors deems appropriate without stockholder approval. Our ability to issue preferred stock in such a manner could enable our board of directors to prevent changes in our management or control.

BECAUSE OF OUR SUBSTANTIAL INDEBTEDNESS, WE MAY BE UNABLE TO ADJUST OUR STRATEGY TO MEET CHANGING CONDITIONS IN THE FUTURE.

    As of June 30, 2001, we had long-term debt obligations of approximately $175 million due to the issuance of our 4.75% convertible subordinated notes on May 23, 2001. Our substantial debt may have important consequences for our future operations. For instance, due to our debt:

    - we may be unable to obtain additional future financing for capital expenditures, acquisitions or general corporate purposes;

    - we may be unable to withstand changing competitive pressures, economic conditions or government regulations; and

    - we may be unable to otherwise take advantage of significant business opportunities that may arise.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents we have filed with the Securities and Exchange Commission which we have referenced on page 15 contain forward-looking statements within the meaning of Section 27A of the Securities Act. These statements involve known and unknown risks, uncertainties and other factors which may cause our or our industry's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to statements regarding:

    - market acceptance of new products;

    - competition in the industry;

    - the ability to satisfy demand for our products;

    - exchange rate fluctuations;

    - the availability of debt and equity financing;

    - the development of new competitive technologies;

    - the availability of key components for our products;

    - future acquisitions;

    - the availability of qualified personnel;

    - international, national, regional and local economic and political changes;

    - general economic conditions; and

    - trends affecting the semiconductor industry,our financial conditions or results of operations.

         In some cases, you can identify forward-looking statements by terms such as "may," will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

         You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         The first selling stockholder is KLA-Tencor Technologies Corporation, a subsidiary of KLA-Tencor Corporation. KLA-Tencor Technologies Corporation obtained its shares of common stock from us in exchange for the e-diagnostic infrastructure assets of KLA-Tencor Technologies Corporation and KLA-Tencor Corporation on June 26, 2001. For these assets (i) we issued to KLA-Tencor Technologies 331,153 shares of our common stock, (ii) we are obligated to pay $17 million on July 26, 2002, in the form of cash or shares of our common stock or any combination thereof, in our discretion; and (iii) we are obligated to make payments contingent on the achievement of certain business milestones, in the form of cash or shares of our common stock or any combination thereof, in our discretion. We issued the shares to KLA-Tencor Technologies Corporation pursuant to an exemption from the registration requirements of the Securities Act of 1933. Under the terms of the asset purchase agreement with this selling stockholder and KLA-Tencor Corporation, we agreed to register the shares of Brooks common stock acquired by KLA-Tencor Technologies Corporation in the transaction unless KLA-Tencor Technologies Corporation could sell all such shares in a single day pursuant to Rule 144 of the Securities Act of 1933. Under the terms of the asset purchase agreement, we agreed to use reasonable efforts to file such registration statement within 15 days after the closing and use commercially reasonable efforts to cause such registration statement to become effective, initially registering 331,153 shares of our common stock.

         Also, on the closing date, we entered into an original equipment manufacturer agreement with KLA-Tencor Corporation. The term of this agreement is for ten years, during which time we agreed to sell certain e-diagnostic software products to KLA-Tencor Corporation and agreed that KLA-Tencor Corporation may act as an original equipment manufacturer, resell our e-diagnostic products with its products to end-users and use our products to provide services to end-users. Additionally, we agreed to adjust the terms and conditions of the agreement, including but not limited to price, to the extent necessary to ensure that the terms and conditions applicable to KLA-Tencor Corporation in the purchase of our e-diagnostic products are at least as favorable when considered as a package of rights as the terms and condition that we offer to any of our other customers who purchase similar quantities of software and services. KLA-Tencor Corporation has been and continues to be one of our customers.

         The second selling stockholder is Ben Mahy. Mr. Mahy acquired 13,741 shares of our common stock from us as partial consideration for our purchase of all of the issued and outstanding capital stock of SimCon, N.V. We issued these shares pursuant to an exemption from the registration requirements of the Securities Act of 1933. We agreed to register the shares of our common stock acquired by Mr. Mahy in the transaction. Pursuant to our agreement with Mr. Mahy, we will issue additional shares of our common stock to him in May 2002. Prior to our acquisition, SimCon, N.V. was a value-added reseller of our simulation, scheduling, production analysis and dispatching software.

         The other selling stockholders are listed on the table below. These selling stockholders acquired shares of our common stock from us as consideration for our purchase of all of the issued and outstanding capital stock of CCS Technology, Inc. We issued these shares pursuant to an exemption from the registration requirements of the Securities Act of 1933. Under the terms of the purchase agreement with these selling stockholders, we agreed to register the shares of our common stock acquired by them in the transaction. Under the terms of the purchase agreement, we agreed to file an S-3 registration statement, and use commercially reasonable efforts to cause such registration statement to become effective.

         Registration by the selling stockholders does not necessarily mean that the selling stockholders will sell any or all of their shares.

         The information with regard to each selling stockholder in the table below is based upon information provided to us by each selling stockholder as of July, 2001. The shares listed below represent the shares that each selling stockholder currently beneficially owns and the number of shares each selling stockholder indicated it plans to offer. Pursuant to the asset purchase agreement with KLA-Tencor Technologies Corporation and KLA-Tencor Corporation, KLA-Tencor Technologies Corporation or KLA-Tencor Corporation may be issued additional shares of common stock in the future. Pursuant to the stock purchase agreement with Mr. Mahy, he will be issued additional shares of common stock in the future. Each selling stockholder is subject to restrictions on the transfer of its shares imposed by federal securities laws and by the agreement it made with us.

         The shares of common stock offered by this prospectus may be offered from time to time by the selling stockholders named below:


                                                                                             Shares beneficially
                                     Shares beneficially owned                               owned and ownership
                                      and ownership percentage    Number of shares being      percentage after
        Selling Stockholder              prior to offering                offered                 offering
        -------------------          ------------------------    ------------------------    -------------------
KLA-Tencor Technologies Corporation              331,153 (1.8%)           331,153                0 (0%)
Ben Mahy                                          13,741 (0.1%)            13,741                0 (0%)
Keith Peden                                       17,844 (0.1%)            17,844                0 (0%)
David Walsh                                       17,844 (*)               17,844                0 (0%)
Ronald Ham                                         9,111 (*)                9,111                0 (0%)
CEI                                                7,848 (*)                7,848                0 (0%)
Raymond Ritter                                     5,313 (*)                5,313                0 (0%)
William Fellinger                                  3,798 (*)                3,798                0 (0%)
Janet Stewart                                      3,798 (*)                3,798                0 (0%)
Merritt & Merritt                                  3,798 (*)                3,798                0 (0%)
Jocelyn Bolick                                     3,037 (*)                3,037                0 (0%)
Lauren Trono                                       2,276 (*)                2,276                0 (0%)
Norbert Lavigne                                    1,523 (*)                1,523                0 (0%)
Guy Davis                                          1,523 (*)                1,523                0 (0%)
James Dunn                                           762 (*)                  762                0 (0%)
*  Less than 0.05%

                              PLAN OF DISTRIBUTION

    We are registering the shares on behalf of the selling stockholders. "Selling stockholders" as used in this prospectus, include donees and pledgees selling shares received from each named selling stockholder after the date of this prospectus. The selling stockholders may offer the shares of Brooks common stock at various times in one or more of the following transactions:

    - on one or more exchange;

    - in the over the counter market;

    - in private transactions other than an exchange or in the over-the counter market;

    - in connection with short sales of the shares of Brooks common stock;

    - by pledge to secure debts and other obligations;

    - in connection with the writing of non-traded and exchange-traded call options,

    - in hedge transactions and in settlement of other transactions or over-the counter options; or

    - in a combination of any of the above transactions.

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated or fixed prices.

         The selling stockholders may use broker-dealers to sell their shares. The selling stockholders may pay broker-dealers compensation in the form of commissions, discounts or concessions in amounts to be negotiated in connection with the sales. These broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales and any such commissions, discount or concession may be deemed to be underwriting discounts or commissions under the Act. If any of the selling stockholders was deemed an underwriter, that selling stockholder might be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         We have agreed to bear certain expenses of registration of the common stock under the federal and state securities laws. These expenses include registration and qualification fees, legal fees and expenses, and auditing and accounting expenses. The selling stockholders have agreed to bear their own counsel fees or any brokers' commissions or underwriting discounts incurred in connection with the registration of their shares. The selling stockholders may agree to indemnify any broker-dealer, agent or other person that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act of 1933, as amended.

         The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus provided they meet the criteria and conform to the requirements of that Rule.

         There can be no assurance that the selling stockholders will sell any or all of the shares of Brooks common stock offered hereunder.

         The selling stockholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any common stock by selling stockholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

         Pursuant to the asset purchase agreement relating to our acquisition of assets from KLA-Tencor Corporation and KLA-Tencor Technologies Corporation, we and KLA-Tencor Technologies Corporation will be indemnified by each other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities. Pursuant to the stock purchase agreement relating to our acquisition of CCS Technology, Inc., we and each selling stockholder who acquired shares of our common stock pursuant to the stock purchase agreement will be indemnified by each other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

                                  LEGAL MATTERS

         The validity of the shares of common stock to be sold in this offering will be passed upon for us by Brown, Rudnick, Freed & Gesmer, Boston, Massachusetts.

                                     EXPERTS

         The audited financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Brooks Automation, Inc. for the year ended September 30, 2000, except as they relate to Irvine Optical Company, LLC as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, have been audited by PricewaterhouseCoopers LLP, independent accountants, and insofar as they relate to Irvine Optical Company, LLC as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, by Ernst & Young LLP, independent auditors, whose report thereon is incorporated herein. Such financial statements have been so incorporated in reliance in the reports of such independent accountants and independent auditors given on the authority of such firms as experts in auditing and accounting.

         The audited supplementary financial statements incorporated in this prospectus by reference to the Current Report on Form 8-K dated August 20, 2001, except as they relate to Irvine Optical Company, LLC as of December 31, 1999 and for each of the two years in the period ended December 31, 1999 and Progressive Technologies, Inc., as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Irvine Optical Company, LLC as of December 31, 1999 and for each of the two years in the period ended December 31, 1999 and Progressive Technologies, Inc., by Ernst & Young LLP, independent auditors and Arthur Andersen LLP, independent public accountants, respectively, whose reports thereon are also incorporated herein. Such supplementary financial statements have been so incorporated in reliance on the reports of such independent accountants, independent auditors, and independent public accountants given on the authority of such firms as experts in auditing and accounting.

         The audited financial statements of Auto-Soft Corporation and AutoSimulations, Inc., incorporated in this prospectus by reference to Brooks Automation, Inc.'s Current Report on Form 8-K/A, Amendment No. 1 to the Current Report, dated February 14, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Ernst & Young LLP, independent auditors, have audited the financial statements of Irvine Optical Company, LLC as of December 31, 1999 and 1998, and for the years then ended, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Irvine Optical Company, LLC's ability to continue as a going concern as described in Note 1 to those financial statements). We have incorporated by reference Ernst & Young LLP's report with respect to Irvine Optical Company, LLC's financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         Arthur Andersen LLP, as independent public accountants, has audited the consolidated financial statements of Progressive Technologies, Inc. as of December 31, 2000 and 1999 and for the three years then ended (not presented separately herein), as indicated in their report with respect thereto. We have incorporated by reference Arthur Andersen LLP's report with respect to Progressive Technologies, Inc.'s consolidated financial statements in this prospectus and elsewhere in the registration statement in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at 450 Fifth Street, NW., Washington, D.C., and in New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to common stock offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

         The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until each selling stockholder sells all of its Brooks common stock:

    - Annual Report on Form 10-K for the year ended September 30, 2000;

    - Quarterly Reports on form 10-Q for the period ended December 31, 2000, March 31, 2001, and June 30, 2001;

    - Our definitive proxy materials on Schedule 14A as filed with the SEC on January 24, 2001;

    - The description of the common stock contained in our Registration Statements on Form 8-A, as filed on January 24, 1995 and August 7, 1997; and

    - Current Reports on Form 8-K and 8-K/A filed with the SEC on December 14, 1999, February 14, 2000, March 1, 2001; May 15, 2001; May 24, 2001; May
      29, 2001; July 9, 2001; July 24, 2001 and August 21, 2001.

         You may request a copy of these filings at no cost by writing or telephoning us at the following address:

                             Brooks Automation, Inc.
                               15 Elizabeth Drive
                         Chelmsford, Massachusetts 01824
                          Attention: Investor Relations
                                 (978) 262-2400

         You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee...............................................................................          $4,709.98
Nasdaq National Market Listing Fee.................................................................          $4,233.69
Printing Expenses..................................................................................         $10,000.00*
Accounting Fees and Expenses.......................................................................         $10,000.00*
Legal Fees and Expenses............................................................................         $15,000.00*
Miscellaneous......................................................................................          $1,056.33
                                                                                                            ----------
  TOTAL                                                                                                     $45,000.00
                                                                                                            ==========

--------------------------------------------------------------------------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Ninth of our Certificate of Incorporation eliminates the personal liability of our directors and stockholders for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law. Article VII of our Bylaws provides that we may indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify directors, officers and employees unless such party has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation. We also maintain directors and officers liability insurance.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                  TITLE                                                                                         REFERENCE
------                  -----                                                                                         ---------
    2.01                Agreement and Plan of Merger relating to the combination of AutoSimulations, Inc. and            A*
                        Auto-Soft Corporation with the Registrant, dated January 6, 2000.

    2.02                Interests for Stock Purchase Agreement relating to the acquisition of Irvine Optical             G*
                        Company LLC by the Registrant dated May 5, 2000, as amended.

    2.03                Stock for Cash Purchase Agreement relating to the acquisition of Hanyon Tech. Co., Ltd.          B*
                        by the Registrant.

    2.04                Assets for Cash Purchase Agreement relating to the acquisition of substantially all the          C*
                        assets of Domain Manufacturing Corporation and its Subsidiary Domain Manufacturing SARL
                        by the Registrant.

    2.05                Agreement and Plan of Merger relating to the combination of Smart Machines Inc. with the         D*
                        Registrant.

    2.06                Master Purchase Agreement relating to the acquisition of substantially all of the assets         E*
                        of the Infab Division of Jenoptik by the Registrant.

    2.07                Agreement and Plan of Merger relating to the combination of FASTech Integration, Inc.            H*
                        with the Registrant.

    2.08                Stock Purchase Agreement relating to the acquisition of SEMY Engineering, Inc. by the            I*
                        Registrant.

    2.09                Asset Purchase Agreement relating to the acquisition of assets of the e-diagnostic               K*
                        infrastructure of KLA-Tencor Corporation and its subsidiary KLA-Tencor Technologies
                        Corporation.

    2.10                Agreement and Plan of Merger relating to the combination of Progressive Technologies,            M*
                        Inc. with the Registrant, dated June 27, 2001

    4.01                Specimen Certificate for shares of the Registrant's common stock.                                F*

    4.02                Description of Capital Stock (contained in the Certificate of Incorporation of the               F*
                        Registrant, filed as Exhibit 3.01).

    4.03                Registration Rights Agreement dated January 6, 2000.                                             A*

    4.04                Stockholders Agreement by and among the Registrant and Daifuku America Corporation dated         A*
                        January 6, 2000.

    4.05                Stockholders Agreement by and among the Company, Jenoptik AG, M+W Zander Holding GmbH            E*
                        and Robert J. Therrien.

    4.06                Indenture dated as of May 23, 2001 between Brooks and State Street Bank and Trust                J*
                        Company (as Trustee).

    4.07                Registration Rights Agreement dated May 23, 2001 among the Company and Credit Suisse             J*
                        First Boston Corporation and SG Cowen Securities Corporation (as representatives of several purchases).

    4.08                Form of 4.75% Convertible Subordinated Note of the Company in the principal amount of            J*
                        $175,000,000.00 dated as of May 23, 2001.

    4.09                Rights Agreement between the Registrant and Bank Boston, N.A. as Rights Agent                    L*

    4.10                Stock Purchase Agreement relating to the acquisition of CCS Technology, Inc. by the
                        Registrant.                                                                                      N*

    5.01                Opinion of Brown, Rudnick, Freed & Gesmer.                                                       Filed
                                                                                                                         herewith

   23.01                Consent of PricewaterhouseCoopers LLP, Independent Accountants.                                  Filed
                                                                                                                         herewith

   23.02                Consent of Ernst & Young LLP, Independent Auditors.                                              Filed
                                                                                                                         herewith

   23.03                Consent of Brown, Rudnick, Freed & Gesmer (included on Exhibit 5.01).                            Filed
                                                                                                                         herewith

   23.04                Consent of Dr. Ebner, Dr. Stoltz and Partner GmbH.                                               Filed
                                                                                                                         herewith

   23.05                Consent of Arthur Andersen LLP, Independent Public Accountants.                                  Filed
                                                                                                                         herewith

   24.01                Power of Attorney (included on signature page of this Registration Statement).                   Filed
                                                                                                                         herewith

A. Incorporated by reference to our current report on Form 8-K filed on January 19, 2000 and amended on February 14, 2000.

B. Incorporated by reference to the Company's current report on Form 8-K filed on May 6, 1999.

C. Incorporated by reference to the Company's current report on Form 8-K filed on July 14, 1999.

D. Incorporated by reference to the Company's current report on Form 8-K filed on September 15, 1999 and amended on September 29, 2000.

E. Incorporated by reference to the Company's current report on Form 8-K filed on October 15, 1999.

F. Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-87296). The number set forth herein is the number of the Exhibit in said Registration Statement.

G. Incorporated by reference to the Company's Registration Statement on Form S-3 (Registration No. 333-42620). The number set forth herein is the number of the Exhibit in said Registration Statement.

H. Incorporated by reference to the Company's current report on Form 8-K filed on October 15, 1998.

I. Incorporated by reference to the Company's current report on Form 8-K filed on March 1, 2001.

J. Incorporated by reference to the Company's current report on Form 8-K filed on May 29, 2001.

K. Incorporated by reference to the Company's current report on Form 8-K filed on July 9, 2001.

L.  Incorporated by reference to our Form 8-A filed on August 7, 1997.

M. Incorporated by reference to our current report on Form 8-K filed on July 24, 2001.

N. Incorporated by reference to the Company's Registration Statement on Form S-8 (Registration No. 333-67432). The number set forth herein is the number of the Exhibit in said Registration Statement.

* In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to Item 15 above, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby further undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated herein by reference.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 21st day of August, 2001.

                            BROOKS AUTOMATION, INC.


                            By:      /s/ Robert J. Therrien
                                     -----------------------------------
                                     Robert J. Therrien
                                     Chief Executive Officer and President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert J. Therrien and Ellen B. Richstone, and each of them, with the power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, and in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to sign any abbreviated registration statements and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


SIGNATURE                                            TITLE                                               DATE
---------                                            -----                                               ----
/s/ Robert J. Therrien             Director, Chief Executive Officer and President (Principal     August 21, 2001
---------------------------        Executive Officer)
Robert J. Therrien

/s/ Ellen B. Richstone             Senior Vice President Finance and Administration and Chief     August 21, 2001
---------------------------        Financial Officer
Ellen B. Richstone                 (Principal Financial Officer)


/s/ Steven E. Hebert               Principal Accounting Officer                                   August 21, 2001
---------------------------
Steven E. Hebert

/s/ Roger D. Emerick               Director                                                       August 21, 2001
---------------------------
Roger D. Emerick

/s/ Amin J. Khoury                 Director                                                       August 21, 2001
----------------------------
Amin J. Khoury

/s/ Juergen Giessmann              Director                                                       August 21, 2001
---------------------------
Juergen Giessmann

/s/ Joseph Martin                  Director                                                       August 21, 2001
---------------------------
Joseph Martin

                                      II-4

                                 EXHIBIT INDEX

EXHIBIT
NUMBER            TITLE                                                                                          REFERENCE
    2.01          Agreement and Plan of Merger relating to the combination of AutoSimulations, Inc. and            A*
                  Auto-Soft Corporation with the Registrant, dated January 6, 2000.

    2.02          Interests for Stock Purchase Agreement relating to the acquisition of Irvine Optical             G*
                  Company LLC by the Registrant dated May 5, 2000, as amended.

    2.03          Stock for Cash Purchase Agreement relating to the acquisition of Hanyon Tech. Co., Ltd.          B*
                  by the Registrant.

    2.04          Assets for Cash Purchase Agreement relating to the acquisition of substantially all the          C*
                  assets of Domain Manufacturing Corporation and its Subsidiary Domain Manufacturing SARL
                  by the Registrant.

    2.05          Agreement and Plan of Merger relating to the combination of Smart Machines Inc. with the         D*
                  Registrant.

    2.06          Master Purchase Agreement relating to the acquisition of substantially all of the assets         E*
                  of the Infab Division of Jenoptik by the Registrant.

    2.07          Agreement and Plan of Merger relating to the combination of FASTech Integration, Inc.            H*
                  with the Registrant.

    2.08          Stock Purchase Agreement relating to the acquisition of SEMY Engineering, Inc. by the            I*
                  Registrant.

    2.09          Asset Purchase Agreement relating to the acquisition of assets of the e-diagnostic               K*
                  infrastructure of KLA-Tencor Corporation and its subsidiary KLA-Tencor Technologies
                  Corporation.

    2.10          Agreement and Plan of Merger relating to the combination of Progressive Technologies,            M*
                  Inc. with the Registrant, dated June 27, 2001

    4.01          Specimen Certificate for shares of the Registrant's common stock.                                F*

    4.02          Description of Capital Stock (contained in the Certificate of Incorporation of the               F*
                  Registrant, filed as Exhibit 3.01).

    4.03          Registration Rights Agreement dated January 6, 2000.                                             A*

    4.04          Stockholders Agreement by and among the Registrant and Daifuku America Corporation dated         A*
                  January 6, 2000.

    4.05          Stockholders Agreement by and among the Company, Jenoptik AG, M+W Zander Holding GmbH            E*
                  and Robert J. Therrien.

    4.06          Indenture dated as of May 23, 2001 between Brooks and State Street Bank and Trust                J*
                  Company (as Trustee).

    4.07          Registration Rights Agreement dated May 23, 2001 among the Company and Credit Suisse             J*
                  First Boston Corporation and SG Cowen Securities Corporation (as representatives of several purchases).

    4.08          Form of 4.75% Convertible Subordinated Note of the Company in the principal amount of            J*
                  $175,000,000.00 dated as of May 23, 2001.

    4.09          Rights Agreement between the Registrant and Bank Boston, N.A. as Rights Agent                    L*

    4.10          Stock Purchase Agreement relating to the acquisition of CCS Technology, Inc. by the
                  Registrant.                                                                                      N*

    5.01          Opinion of Brown, Rudnick, Freed & Gesmer.                                                       Filed
                                                                                                                   herewith


   23.01          Consent of PricewaterhouseCoopers LLP, Independent Accountants.                                  Filed
                                                                                                                   herewith


   23.02          Consent of Ernst & Young LLP, Independent Auditors.                                              Filed
                                                                                                                   herewith

   23.03          Consent of Brown, Rudnick, Freed & Gesmer (included on Exhibit 5.01).                            Filed
                                                                                                                   herewith


   23.04          Consent of Dr. Ebner, Dr. Stoltz and Partner GmbH.                                               Filed
                                                                                                                   herewith

   23.05          Consent of Arthur Andersen LLP, Independent Public Accountants.                                  Filed
                                                                                                                   herewith

   24.01          Power of Attorney (included on signature page of this Registration Statement).                   Filed
                                                                                                                   herewith

A. Incorporated by reference to our current report on Form 8-K filed on January 19, 2000 and amended on February 14, 2000.

B. Incorporated by reference to the Company's current report on Form 8-K filed on May 6, 1999.

C. Incorporated by reference to the Company's current report on Form 8-K filed on July 14, 1999.

D. Incorporated by reference to the Company's current report on Form 8-K filed on September 15, 1999 and amended on September 29, 2000.

E. Incorporated by reference to the Company's current report on Form 8-K filed on October 15, 1999.

F. Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-87296). The number set forth herein is the number of the Exhibit in said Registration Statement.

G. Incorporated by reference to the Company's Registration Statement on Form S-3 (Registration No. 333-42620). The number set forth herein is the number of the Exhibit in said Registration Statement.

H. Incorporated by reference to the Company's current report on Form 8-K filed on October 15, 1998.

I. Incorporated by reference to the Company's current report on Form 8-K filed on March 1, 2001.

J. Incorporated by reference to the Company's current report on Form 8-K filed on May 29, 2001.

K. Incorporated by reference to the Company's current report on Form 8-K filed on July 9, 2001.

L.      Incorporated by reference to our Form 8-A filed on August 7, 1997.

M. Incorporated by reference to our current report on Form 8-K filed on July 24, 2001.

N. Incorporated by reference to the Company's Registration Statement on Form S-8 (Registration No. 333-67432). The number set forth herein is the number of the Exhibit in said Registration Statement.

* In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.


                                       II-6